Exhibit 99.1

Contact:	Investor Relations
Colin T. Severn
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2012

NEW HOME ORDERS, CLOSINGS AND BACKLOG

2012 First Quarter

•	Net new home orders of 321, up 89% over the prior year.
•	Cancellation rate of 9%, down from 15% in the prior year.
•	Net new home orders per average sales location of 16.9, up 89% over the prior year.
•	19 open selling locations, consistent with prior year, and expected to increase in subsequent quarters.
•	Closings, order activity, and realized pricing all exceeding projections provided in the Disclosure Statement.
•	Backlog of homes sold but not closed of 332, up 132%

NEWPORT BEACH, CA—April 16, 2012—William Lyon Homes announced today preliminary new home orders, closings and backlog information for the three months ended March 31, 2012.

	Three Months Ended March 31,
	2012	2011
Number of new home orders:
Southern California	83	69
Northern California	55	49
Arizona	123	31
Nevada	60	21

	321	170

	Three Months Ended March 31,
	2012	2011
Average number of sales locations during period:
Southern California	7	7
Northern California	4	5
Arizona	2	2
Nevada	6	5

	19	19

Number of homes closed:
Southern California	23	43
Northern California	24	24
Arizona	52	24
Nevada	29	20

	128	111

Backlog of homes sold but not closed at end of period:
Southern California	82	60
Northern California	56	44
Arizona	146	15
Nevada	48	24

	332	143

Dollar amount of homes sold but not closed at end of period (in thousands):
Southern California	$34,025	$30,664
Northern California	17,231	17,019
Arizona	20,369	1,971
Nevada	7,783	4,646

	$79,408	$54,300

New home orders for the three months ended March 31, 2012 were 321, an increase of 89% as compared to 170 for the three months ended March 31, 2011. This is the first quarter the Company reported over 300 orders since the 2nd quarter of 2008. Each of the Company’s divisions reported an increase over the previous year, with Southern California up 20%, Northern California up 12%, Arizona up 297% and Nevada up 186%. The Company’s cancellation rate for the three months ended March 31, 2012 was 9%, compared to 15% for the same period a year ago. The Company’s number of new home orders per average sales location increased to 16.9 for the three months ended March 31, 2012 as compared to 9.0 for the three months end March 31, 2011. Chief Executive Officer General William Lyon commented, “With the recapitalization now complete we have entered the spring selling season with great momentum and are focused on executing our business plan and delivering value to our homeowners, business partners, and shareholders. The spring selling season is off to a great start and I would like to thank all of our employees for their tireless effort in helping position our company to remain a leader in the homebuilding industry for years to come.”

President and Chief Operating Officer Bill H. Lyon commented, “We finalized the reorganization with a cash balance 35% higher than the disclosure statement projection, due to our efficient use of cash and ability to continue to deliver homes to our customers during the reorganization. This provides us with the liquidity to continue to reinvest in new land and to profitably grow our business.”

The average number of sales locations for the three months ended March 31, 2012 and 2011 remained consistent at 19 locations. “Our sales activity has significantly exceeded our business plan. As a result of the strong activity, we are reducing incentives, selectively increasing prices, and we now expect to open new communities sooner than initially expected. Furthermore, the new capital invested in the Company through the recapitalization has greatly strengthened the Company’s balance sheet and put us in a position to profitably grow our business and increase community count,” said Executive Vice President Matthew R. Zaist.

The number of homes closed for the three months ended March 31, 2012 increased 15% to 128 homes from 111 homes for the three months ended March 31, 2011. Chief Financial Officer Colin T. Severn commented, “Our closings exceeded the disclosure statement projection for the same period by over 30% and our orders by over 45%. In addition, we are pleased that we were able to exceed our projected pricing on these closings by over 30%. We are in the process of engaging a third party consulting firm to finalize our fresh start accounting in conjunction with the reorganization and look forward to providing more detailed financial results when that process is complete.”

The Company’s backlog of homes sold but not closed was 332 at March 31, 2012, an increase of 132% as compared to 143 at March 31, 2011, and an increase of 139% as compared to 139 at December 31, 2011. The Company’s dollar amount of backlog of homes sold but not closed as of March 31, 2012, was $79.4 million, an increase of 46% from $54.3 million as of March 31, 2011, and an increase of 171% as compared to $29.3 at December 31, 2011.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

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Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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